ADVANCE AND RESIDUAL PURCHASE AGREEMENT

This Advance and Residual Purchase Agreement (this “Agreement”), dated J u l y 30, 2018, is between Unified Portfolio Acquisitions, LLC, a Florida limited liability company whose principal address is 3363 NE 163rd Street, Suite 705, North Miami Beach, Florida 33160 (“Purchaser”), and Universal Partners, LLC as successor in interest to Universal Payment Solutions, LLC, with offices at 12534 Valley View St, Suite 329, Garden Grove, CA 92845 (“Universal”) and Payment Club, LLC , a Delaware limited liability company having address at 12534 Valley View St, STE 329, Garden Grove CA 9284 (“PC”). Universal and PC are collectively referred to as, the “Seller”.

A.

Universal is the assignee of all rights and obligations under that certain ISO Card Processing Agreement-Mid Incentive Program dated March 20, 2012 (together with all amendments and modifications, hereafter the “Universal Marketing Agreement”) entered into between Universal Payment Solutions, LLC and Unified Payments, LLC (“Servicer”). Under the Universal Marketing Agreement, Universal, in its capacity as duly authorized assignee aforesaid, acquired the right to receive compensation from Servicer (“Universal Residuals”).

B.

PC will prior to executing this Agreement, enter into ISO Card Processing Agreement - Mid Incentive Program with Servicer (the “PC Marketing Agreement”). Under the P C Marketing Agreement, PC has the right to receive compensation from Servicer (“PC Residuals”).

C.

In contemplation of and as incentive for additional business to be generated by Universal as set forth in a Second Amendment to Universal Marketing Agreement to be signed at the time of signing this Agreement, and in contemplation of and as incentive for new business to be generated by PC as set forth in the PC Marketing Agreement, Purchaser has agreed to advance to Seller the “Advance Amount” amount referenced herein;

D.

Purchaser desires to buy, and Seller desires to sell, $90,000 – per month of Residuals that Seller is entitled to under the Universal Marketing Agreement, the PC Marketing Agreement and any additional marketing agreements that Seller may have in place under the terms set forth below. (The Universal Marketing Agreement and the PC Marketing Agreement are collectively hereafter referred to as the “Combined Marketing Agreements”).

E.	For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	Advance to Seller; Purchase and Sale Of Residuals

1.1. Advance to Seller. Subject to the terms and conditions of this Agreement and in contemplation of and as incentive for the new business and additional business to be generated by Seller under the Combined Marketing Agreements, Purchaser shall pay to Seller the sum of $2,700,000 – (Two Million Seven Hundred Thousand Dollars) – (the “Advance Amount”). The Advance Amount shall be paid as follows:

(i)     On July 30, 2018, Purchaser shall pay to Seller the sum of $1,260,000 – (One Million Two Hundred Sixty Thousand Dollars);

(ii)     ) On August 30, 2018, Purchaser shall pay to Seller the sum of $1,260,000 – (One Million Two Hundred Sixty Thousand Dollars);

(iii)     On November 30, 2018, Purchaser shall pay to Seller the sum of $90,000 – (Ninety Thousand Dollars); and

(iv)     On February 28, 2019 Purchaser shall pay to Seller a final sum of $90,000 – (Ninety Thousand Dollars);

The Advance Amount shall be secured by Seller and repaid to Purchaser as follows:

(a)

Each and every month commencing from July 1, 2018 (the “Effective Date”) and for a period of 24 months thereafter, terminating on June 30 , 2020 (the “Advance Period”), Seller hereby irrevocably grants to Purchaser all right, title and interest to the following amounts of Residuals due to Seller (collectively the “Advance Repayment Sum”), whether under the Combined Marketing Agreements or any other agreement pursuant to which Seller is entitled to Residuals:

(i)	For the period of July 2018, the sum of $45,000- payable in August 2018 when Seller typically receives its prior months Residuals; and
(ii)	For the period of August 2018, the sum of $90,000- payable in September 2018 when Seller typically receives its prior months Residuals.
(iii)	For each and every succeeding month throughout the Advance Period Seller shall pay to Purchaser the sum of $90,000.

Seller agrees that Purchaser is hereby authorized and instructed to deduct the Advance Repayment Sum from any and all Residuals due to Seller that are under the Purchaser’s or any of its affiliated entities control by virtue of the Combined Marketing Agreements.

(b)

As further security for all obligations under this Agreement, Seller hereby grants, pledges, conveys and assigns to Purchaser continuing security interests in the following property, wherever located, whether Seller’s interest therein be as owner, co-owner, lessee, consignee, secured party or otherwise: all personal property, tangible and intangible, of Seller, now owned and existing or hereafter acquired or arising, including, without limitation: (a) Accounts; (b) Inventory; (c) General Intangibles; (d) Documents; (e) Instruments; (f) Equipment; (g) all cash, and all demand, time, savings, passbook or like account maintained by Seller with a bank, savings and loan association, credit union or like organization, and any other monies; (h) all books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of Seller pertaining to any of the property described in clauses

(a) through (g); (i) all additions, accessions, accessories, and replacements of any of the property described in clauses (a) through (h); and (j) all Proceeds of all or any of the types or items of property described in clauses (a) through (i). (All of the foregoing- described property is referred to herein collectively as the "Collateral.") As used herein, the term: (i) "Accounts" means all rights to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper (including the right to receive payments under the Marketing Agreement or other processing agreements to which Seller is a party, whether or not it has been earned by performance, now owned or hereafter acquired by Seller, and shall also mean and include all accounts receivable, contract rights, book debts, notes, drafts and other obligations or indebtedness owing to Seller arising from the sale, lease or exchange of goods or other property by it and/or the performance of services by it and all of Seller's rights in, to and under all purchase orders for goods, services or other property, and all of Seller's rights to any goods, services or other property represented by any of the foregoing (including returned or repossessed goods and unpaid sellers' rights of rescission, replevin, reclamation and rights to stoppage in transit), in each case whether now in existence or hereafter arising or acquired including, without limitation, the right to receive the proceeds of said purchase orders and contracts and all collateral security and guarantees of any kind given by any person with respect to any of the foregoing, and the term "Account" means any of the Accounts;

(ii)     "Documents" means all "documents" (as defined in the UCC) or other receipts covering, evidencing     or     representing     goods,     now     owned     or     hereafter     acquired     by     Seller;

(iii)     "Equipment" means all goods and property of Seller as constitutes "equipment" (as defined in the UCC) now owned or hereafter acquired by Seller, including without limitation all motor vehicles, trucks and trailers; (iv) "General Intangibles" means all "general intangibles" (as defined in the UCC) now owned or hereafter acquired by Seller, including, without limitation, (A) all obligations or indebtedness owing to Seller (other than Accounts) from whatever source arising, (B) all patent licenses, patents, trademark licenses, trademarks, rights in intellectual property, goodwill, trade names, service marks, trade secrets, copyrights, permits and licenses, (C) all rights or claims in respect of refunds for taxes paid, and (D) all rights in respect of any pension plan or similar arrangement maintained for employees of Seller; (v) "Instruments" means all "instruments", "chattel paper" or "letters of credit" (each as defined in the UCC), now owned or hereafter acquired by Seller; (vi) "Inventory" means all "inventory" (as defined in the UCC), now owned or hereafter acquired by Seller, wherever located, and shall also mean and include, without limitation, all raw materials and other materials and supplies, work-in-process and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto; and (vii) "Proceeds" means all "proceeds" (as defined in the UCC) of Accounts, Documents, Equipment, General Intangibles, Instruments or Inventory, including insurance proceeds and proceeds of all warranty and tort claims, and all Accounts, Documents, Equipment, General Intangibles, Instruments and Inventory arising from or received by Seller in connection with the sale or disposition thereof.

1.2     Purchase and Sale of Residuals. At the end of the Advance Period (the “Transfer Date”), the Purchaser and Seller shall create a new static portfolio pool of mutually agreed residual income from Seller ISO Codes comprising merchant accounts boarded by Seller under the Combined Marketing Agreements that on the Transfer are generating at least $120,000 - per month in net residual income (the “Portfolio Residuals”). “Net residual income” shall mean income derived from all merchant accounts in the Portfolio Residuals pool less any payments to third party agents (“down- lines”) and less any other payments related to the generation of the residual income. From and after the Transfer Date, Purchaser and Seller shall share/split the Portfolio Residuals in the following ratios: 80% to Purchaser and 20% to Seller. The said Portfolio Residuals share/split shall remain unchanged and continue to apply despite any attrition of merchant accounts or income derived therefrom.

1.3	Account Management; Non-Assumption of Liabilities. Purchaser will not assume any liabilities, obligations, expenses, or commitments of Seller of any kind, whether accrued,

absolute, contingent and regardless of if incurred by Seller prior to or subsequent to the Transfer Date. Furthermore, Purchaser shall not assume any liability or obligation arising from any transaction by any merchant or consumer or otherwise. Seller shall at all times be solely responsible for ongoing merchant management whether prior to or subsequent to the Transfer Date and shall be liable for chargebacks and other amounts for transactions by merchants forming part of the Portfolio Residuals whenever same may have occurred.

1.4

Seller Guarantee. As further consideration for the amounts paid by Purchaser, Seller hereby provides Purchaser with the following attrition guarantee. Notwithstanding anything to contrary contained in this Agreement, if at any time during the Advance Period there is any reduction in the Advance Repayment Sum due to insufficient revenue generated from the Combined Marketing Agreements or otherwise, Seller hereby authorizes and directs Purchaser, to make up any shortfall from any and all amounts otherwise being held by Purchaser or its affiliated entities on behalf of Seller or its affiliated entities including but not limited to the right to offset shortfalls from amounts otherwise due to Seller from the Portfolio Residuals.

1.5     Instruments of Conveyance and Transfer. Seller is delivering to Purchaser on the date of this Agreement, such assignments and other instruments of transfer as are necessary to convey all rights and interest in the Advance Repayment Sum during the Advance Period and thereafter such assignments and other instruments of transfer as are necessary to convey and vest in Purchaser 80% of Seller’s rights, title and interest in, to and under the Portfolio Residuals including, without limitation, all monies due and to become due there under, and all amounts received or to be received with respect thereto and all proceeds thereof, free and clear of all liens, claims, security interests and encumbrances of any kind.

1.6

Intention of the Parties. Notwithstanding anything to the contrary in this Agreement or any instruments, certificates, financing or continuation statements, or other documents executed and delivered in connection herewith, on and after the Transfer Date, Purchaser s h a l l ow n a n 80% interest in the Portfolio Residuals and Seller shall ow n a 2 0 % interest in and to the Portfolio Residuals. It is the intention of the parties hereto that the purchase of Portfolio Residuals made hereunder shall constitute a “sale of accounts,” as such term is used in Article 9 of the UCC, which sales are absolute and irrevocable and provide the Purchaser with the full benefits of a 80 % ownership interest therein. Seller shall be liable to Purchaser for all representations, warranties and covenants made by Seller pursuant to the terms of this Agreement. Upon the request of Purchaser, Seller shall execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or reasonably appropriate to perfect and maintain the perfection of Purchaser’s 80% ownership interest in the Portfolio Residuals.

II.	Covenants

2.1.     Covenants. Seller hereby covenants that, during the term of this Agreement:

(a)     Seller agrees with effect from the date of this Agreement to indicate on its internal records Purchasers rights to the Advance Repayment Sum during the Advance Period and with effect from the Transfer Date that 80% of the Portfolio Residuals have been sold to, and are the property of, Purchaser;

(b)     all representations and warranties previously made to Purchaser and contained herein shall remain true and correct;

(c)     Seller shall not, directly or indirectly (i) provide credit card authorization, settlement or related services to any of the merchants forming part of the Portfolio Residuals except as contemplated herein, (ii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise, related to or arising from the merchants forming part of the Portfolio Residuals , between Servicer or Processor and any merchants forming part of the Portfolio Residuals , or (iii) For a period of 50 months beginning as of termination of the Advance Period, directly or indirectly solicit or endeavor to solicit, obtain, provide services to or otherwise interfere with any of the merchants forming part of the Portfolio Residuals - whether by causing or seeking to cause any such merchant or third party to terminate, modify, or reduce the amount or nature of the business it does with Purchaser. Seller acknowledges that any violation by Seller of this non-solicit provision will cause irreparable harm to Purchaser and Seller shall have 30 days after notification from Purchaser advising of a solicitation event to replace the solicited merchant using the Selection Criteria with a new merchant of equal or greater value to Purchaser failing which Purchaser shall a penalty of $3,000 per solicited merchant to Purchaser and hereby authorizes Purchaser to deduct such amounts from Seller Residuals.

(d)     Seller, together with its successors in interest and assigns, will not at any time, directly or indirectly, use, communicate, or disclose to any individual or entity any knowledge or information regarding any matters relating to this Agreement, Purchaser or the merchants forming part of the Portfolio Residuals, including but not limited to copies or originals of any information supplied to Purchaser. If Seller is required, by interrogatories, subpoenas, or otherwise, to disclose such information, Seller will immediately provide Purchaser with notice of such request so that Purchaser may seek an appropriate protective order or waive compliance with this Section; and

(e)     Seller will not seek additional processing or bank relationships for merchant processing other than its existing relationships as defined in its current Co m b i n e d Marketing Agreement without the express written consent of Purchaser. Seller shall notify Purchaser in writing, promptly upon learning thereof of any litigation commenced against Seller that may have a material adverse effect on the business, assets, operations, prospects or financial or other condition of Seller;

(f)	Seller shall comply with the material terms and conditions of the Combined Marketing Agreements and any amendment(s) thereto.

(g)

Seller shall not sell, lease, assign, transfer or otherwise dispose of any of Seller's rights, title or interests in and to the Portfolio Residuals and the merchants associated therewith or create or permit any lien upon any part of the Portfolio Residuals and the merchants associated therewith.

III.	Representations And Warranties

Seller represents, warrants and covenants the following to Purchaser, and any successor or assignee of Purchaser, with the knowledge that Purchaser is relying on such representations, warranties and covenants in entering into this Agreement:

a.	Authorization. Seller has full power and authority to enter into this

Agreement, sell the stated ownership interest in the Portfolio Residuals and the merchants associated therewith and carry out the terms and provisions of this Agreement. Seller may lawfully sell, transfer and assign the sell the stated ownership interest in the Portfolio Residuals to Purchaser without affecting the obligations of the Processor under the Combined Marketing Agreements. This Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

b.     No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement: (i) would require the consent of any other party to, constitute a breach of, or result in the creation or imposition of any lien upon the Portfolio Residuals and the merchants associated therewith, any agreement to which Seller is a party; or (ii) will violate any law or ruling of any court or governmental authority to which Seller is subject.

c.

Consents and Approvals. No consent or approval of any governmental authority, any m e r c h a n t f o r m i n g p a r t o f t h e Portfolio or any other party is required to be made or obtained by Seller in connection with the performance of this Agreement by Seller. All parties in the Combined Marketing Agreements consent to the assignment of the stated ownership interest in the Portfolio Residuals to Purchaser.

d.

No Undisclosed Liabilities. Seller has no material liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, that adversely impact the P ortfolio Residuals and the merchants associated therewith.

e.	Litigation. There is no action, proceeding or investigation pending or threatened against Seller or any merchant that is associated with the Portfolio

Residuals that (i) would involve the said merchants and Seller or Purchaser, or (ii) may impact Purchaser’s right to the Residuals.

f.

Portfolio Residuals Merchants. All information disclosed to Purchaser in this Agreement or otherwise provided to Purchaser is entirely accurate and complete. Seller has not received any notice of default or termination from any merchant associated with the Portfolio Residuals, nor does Seller know of any bankruptcy of any of said merchants. Seller has complied, and will continue to comply, in all material respects with the provisions of the Combined Marketing Agreements. Seller has complied, and will continue to comply, with all applicable laws, regulations and industry standards in connection with the operation of its business as it relates to the merchant associated with the Portfolio Residuals. Seller has good title to the Portfolio Residuals, free and clear of all liens, claims, security interests and encumbrances of any kind.

g.

Disclosure. No representation or warranty by Seller contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements in this Agreement not misleading. There is no fact or development known to Seller which adversely affects, or which might in the future adversely affect, the merchants associated with the Portfolio Residuals. All documents and information, in whatever form, provided to Purchaser by Seller are complete and correct versions of the documents and information they purport to represent.

h.

Brokerage Fees. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other like payment in connection with this Agreement or the transactions contemplated by this Agreement.

i.     No Third Parties. Seller does not have any agreements or commitments to or with any person or entity, including an independent sales organization or trade association, which would give rise to any valid claim against Purchaser. No third party, including but not limited to any sales agent, independent sales organization or trade association, has any claim to a proprietary or economic interest in any merchant associated with the Portfolio Residuals or with the revenue derived therefrom. Seller has paid in full, and will be liable for, all amounts due to any third party in respect of the merchant associated with the Portfolio Residuals or any transaction relating to the said merchants.

j.     Commercial Purposes. The transactions contemplated herein are for commercial purposes only, and not for personal, family or household purposes.

IV.	Delivery Of Documents

On the Closing Date, Seller shall deliver to Purchaser the following documents:

a.     Bill of Sale. A bill of sale and such other documents reasonably satisfactory to Purchaser and its counsel, as shall be necessary to vest 80% of Seller’s rights and interest in, and title to, the Portfolio Residuals in Purchaser on the Transfer Date;

b.	Residuals. Purchaser shall have an irrevocable right to receive the Advance

R payment Sum with effect from the Effective Date for the Advance Period and an 80% ownership interest in the Portfolio Residuals with effect from the Transfer Date;

c.     Documents. Copies of documents, computer files, and computer printouts requested by Purchaser related to the Portfolio Residuals and merchants associated therewith/

V.	Indemnification

From and after the Effective Date, Seller shall indemnify Purchaser and hold Purchaser harmless from and against all liabilities, losses, costs or expenses that Purchaser may suffer, incur or sustain to the extent arising out of any breach of any covenant, representation or warranty made by Seller under this Agreement or the transactions contemplated by this Agreement.

VI.	Miscellaneous

a.	Amendments. This Agreement may be modified or amended only by an instrument in writing and signed by all the parties hereto. Any waiver of the terms and conditions of this Agreement must be in writing and signed by all the parties hereto and any such waiver shall not be construed as a waiver of any other terms and conditions of this Agreement. A waiver by either party as to any particular breach shall not constitute or be considered as a waiver of any similar or other breach or default thereafter.

b.

Waivers. A waiver of a breach of any term of this Agreement will not be considered a waiver of a further breach of the same term or a waiver of a breach of any other term or a waiver of Purchaser’s right to declare a default.

c.     Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if sent via telecopy with confirmed receipt or sent via overnight delivery service to the Parties at the addresses set forth in the first paragraph of this Agreement or to such other person or address as either party shall furnish the other party in writing.

d.     Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Seller may not assign this Agreement or any of Seller’s rights, interests or obligations arising out of this Agreement without the prior written consent of Purchaser.

e.     Governing Law and Venue. This contract, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Florida, without giving effect to its choice of laws principles.

f.     Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i. Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part of the Agreement. This Agreement is the mutual product of the parties, and each provision has been subject to the mutual consultation and negotiation of each of the parties, and shall not be construed for or against any party.

j.     Severability. If any provision of this Agreement shall be found to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions shall remain in full force and effect. Any provision of this Agreement held illegal, invalid, or unenforceable shall remain in full force and effect to the extent not so held. In lieu of the provision held illegal, invalid, or unenforceable, there shall be automatically added as part of this Agreement a provision as similar in its terms to such invalid provision as may be possible and may be legal, valid and enforceable.

k.     Entire Agreement. This Agreement and other documents referred to herein which form a part of this Agreement, embody the entire agreement of the parties regarding the subject matter contained in it. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

SELLER:

UNIVERSAL PARTNERS, LLC.

By:

                                                                 Date: 07/30/2018

PURCHASER:

UNIFIED PORTFOLIO ACQUISITIONS, LLC.

By:

Oleg Firer, CEO